Free Writing Prospectus

Filed Pursuant To Rule 433

Registration No. 333-237239

August 5, 2020

Twitter:

Links to:
AdTrax code:
Exp. Date:
ALPS code (if applicable):

GLDM:
https://www.ssga.com/us/en/intermediary/etfs/funds/spdr-gold-minisharessm-trust-gldm

GLD:
https://www.ssga.com/us/en/intermediary/etfs/funds/spdr-gold-shares-gld

Standard Tweet Copy
[140 char recommended]
[280 char max]

[Each emoji counts as 2 char]
[Each em dash counts as 2 char]
[Include hashtags]
[Include mentions]
Note a link as:
[Bit.ly – placeholder!]

Poll Tweet Copy
[140 char recommended]
[280 char max]
[25 char max for poll answers]
[Min 2 answer options, max 4]

Tweet 1:

📅 April 14, 2020: $GLDM passes $2 billion in AUM.
📅 July 28, 2020: GLDM hits $3 billion in AUM.

Learn more about #gold, and our fast-growing, low cost gold #ETF: [Bit.ly – placeholder!]


SPDR® Gold MiniShares℠ Trust (GLDM℠) AUM Has Surpassed $3 Billion
STATE STREET GLOBAL ADVISORS SPDR®
Learn More >

Tweet 2:

#DidYouKnow? After reaching $2 billion in AUM in April, $GLDM gained another $1B in assets by the end of July. 📈📈📈😲

Learn about our fast-growing, lowest cost #gold #ETF: [Bit.ly – placeholder!]

Information Classification: Limited Access

Link Title [Required for any post with Website or Media card] [50 char recommended] [70 char max] Tweet 3: Think #gold is just a quiet option? Well, $GLD just “quietly” closed at an all-time high AUM of $79.9 billion . Find out why you may want to #thinkagain about gold: [Bit.ly – placeholder!] Source: Bloomberg, State Street Global Advisors as of August 4, 2020. GLDM Surpasses $3 Billion In AUM GLD Reaches An All-Time AUM High Information Classification: Limited Access

LinkedIn Company Page & DSU Post: Links to: AdTrax code: Exp. Date: ALPS code (if applicable): Headline [150 char recommended] [Truncates at 224 char] [1,300 char max] [DSUs will not carry over tags for SMEs or Companies] GLDM: https://www.ssga.com/us/en/intermediary/etfs/funds/spdr-gold-minisharessm-trust-gldm GLD: https://www.ssga.com/us/en/intermediary/etfs/funds/spdr-gold-shares-gld Post 1: In April 2020, GLDM surpassed $2 billion in AUM. And by the end of July, GLDM hit $3 billion in AUM. Learn more about gold, and our fast-growing, low cost gold ETF: [Bit.ly – placeholder!] Post 2: Did you know? After reaching $2 billion in AUM in April, GLDM gained another $1 billion by the end of July. Learn about our fast-growing, lowest cost gold ETF, and why you should think again if you think gold is just a quiet option: [Bit.ly – placeholder!] Information Classification: Limited Access

Link Title [Required for any post with URL] [70 char max] [Video: 45 char max] Button [Required for all] [Learn More, Download, Subscribe, Register, Join, Attend] Post 3: Do you think gold is just a quiet option? Well, GLD just “quietly” closed at an all-time high AUM of $79.9 billion. Find out why you may want to think again about gold: [Bit.ly – placeholder!] Source: Bloomberg, State Street Global Advisors as of August 4, 2020. GLDM Surpasses $3 Billion In AUM GLD Reaches An All-Time AUM High Learn More Information Classification: Limited Access

SPDR® Gold MiniSharesSM Trust (the “Fund”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offerings to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and these offerings. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Fund or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053.